Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus

Supplement dated September 10, 2012

Registration No. 333-175649

Walgreen Co.

Pricing Term Sheet(1)

Floating Rate Notes due 2014

Issuer:	Walgreen Co.

Security:	Floating Rate Notes due 2014

Principal Amount:	$550,000,000

Maturity:	March 13, 2014

Price:	100.00%

Interest Rate:	3 month U.S. dollar LIBOR plus 50 basis points. The interest rate for the floating rate notes will be reset quarterly on each Interest Reset Date.

Interest Payment Dates and Interest Reset Dates:	March 13, June 13, September 13 and December 13, commencing December 13, 2012

Optional Redemption:	The floating rate notes will not be redeemable prior to maturity.

Day Count Convention:	Actual/360

Minimum Denominations:	$2,000 and integral multiples of $1,000 above that amount

Settlement:	T+3, September 13, 2012

CUSIP/ISIN:	931422 AF6/US931422AF66

Expected Ratings:	Baa1 (Moody’s) / BBB (S&P)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Calculation Agent:	Wells Fargo Bank, National Association

Joint Book-Running	Goldman, Sachs & Co.

Managers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC

Co-Managers	KKR Capital Markets LLC
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
U.S. Bancorp Investments, Inc.
The Williams Capital Group, L.P.

Walgreen Co.

Pricing Term Sheet

1.000% Notes due 2015

Issuer:	Walgreen Co.

Security:	1.000% Notes due 2015

Principal Amount:	$750,000,000

Maturity:	March 13, 2015

Coupon:	1.000%

Price:	99.877%

Yield to maturity:	1.050%

Spread to Benchmark	+80 bps

Treasury:

Benchmark Treasury:	0.250% due August 31, 2014

Benchmark Treasury Price and Yield:	100-00; 0.250%

Interest Payment Dates:	March 13 and September 13, commencing on March 13, 2013

Redemption Provisions:

Make-whole call	At any time at a discount rate of Treasury plus 12 basis points

Settlement:	T+3, September 13, 2012

CUSIP/ISIN:	931422 AG4/US931422AG40

Expected Ratings:	Baa1 (Moody’s) / BBB (S&P)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Joint Book-Running	Goldman, Sachs & Co.

Managers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC

Co-Managers	KKR Capital Markets LLC
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
U.S. Bancorp Investments, Inc.
The Williams Capital Group, L.P.

Walgreen Co.

Pricing Term Sheet

1.800% Notes due 2017

Issuer:	Walgreen Co.

Security:	1.800% Notes due 2017

Principal Amount:	$1,000,000,000

Maturity:	September 15, 2017

Coupon:	1.800%

Price:	99.790%

Yield to maturity:	1.844%

Spread to Benchmark Treasury:	+120 bps

Benchmark Treasury:	0.625% due August 31, 2017

Benchmark Treasury Price and Yield:	99-29; 0.644%

Interest Payment Dates:	March 15 and September 15, commencing on March 15, 2013

Redemption Provisions:

Make-whole call	At any time at a discount rate of Treasury plus 20 basis points

Settlement:	T+3, September 13, 2012

CUSIP/ISIN:	931422 AJ8/US931422AJ88

Expected Ratings:	Baa1 (Moody’s) / BBB (S&P)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Joint Book-Running	Goldman, Sachs & Co.

Managers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC

Co-Managers	KKR Capital Markets LLC
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
U.S. Bancorp Investments, Inc.
The Williams Capital Group, L.P.

Walgreen Co.

Pricing Term Sheet

3.100% Senior Notes due 2022

Issuer:	Walgreen Co.

Security:	3.100% Senior Notes due 2022

Principal Amount:	$1,200,000,000

Maturity:	September 15, 2022

Coupon:	3.100%

Price:	99.889%

Yield to maturity:	3.113%

Spread to Benchmark Treasury:	+145 bps

Benchmark Treasury:	1.625% due August 31, 2022

Benchmark Treasury Price and Yield:	99-21; 1.663%

Interest Payment Dates:	March 15 and September 15, commencing on March 15, 2013

Redemption Provisions:

Make-whole call	At any time at a discount rate of Treasury plus 22 basis points

Settlement:	T+3, September 13, 2012

CUSIP/ISIN:	931422 AH2/US931422AH23

Expected Ratings:	Baa1 (Moody’s) / BBB (S&P)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Joint Book-Running	Goldman, Sachs & Co.

Managers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC

Co-Managers	KKR Capital Markets LLC
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
U.S. Bancorp Investments, Inc.
The Williams Capital Group, L.P.

Walgreen Co.

Pricing Term Sheet

4.400% Senior Notes due 2042

Issuer:	Walgreen Co.

Security:	4.400% Senior Notes due 2042

Principal Amount:	$500,000,000

Maturity:	September 15, 2042

Coupon:	4.400%

Price:	99.192%

Yield to maturity:	4.449%

Spread to Benchmark Treasury:	+165 bps

Benchmark Treasury:	3.000% due May 15, 2042

Benchmark Treasury Price and Yield:	104-01; 2.799%

Interest Payment Dates:	March 15 and September 15, commencing on March 15, 2013

Redemption Provisions:

Make-whole call	At any time at a discount rate of Treasury plus 25 basis points

Settlement:	T+3, September 13, 2012

CUSIP/ISIN:	931422 AK5/US931422AK51

Expected Ratings:	Baa1 (Moody’s) / BBB (S&P)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Joint Book-Running	Goldman, Sachs & Co.

Managers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Wells Fargo Securities, LLC

Co-Managers	KKR Capital Markets LLC
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
U.S. Bancorp Investments, Inc.
The Williams Capital Group, L.P.

1 Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Company’s preliminary prospectus supplement, dated September 10, 2012, to the Company’s base prospectus, dated July 18, 2011 (collectively, the “Prospectus”).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, J.P. Morgan Securities LLC collect at 1-212-834-4533, Morgan Stanley & Co. LLC at 1-866-718-1649 or Wells Fargo Securities, LLC at 1-800-326-5897.

*The ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s or Standard and Poor’s. Each of the ratings above should be evaluated independently of any other rating.